[Cooper Cameron Corporation Letterhead]

                                                                     Exhibit 5.1

                                  June 12, 2003

Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, TX 77027

Gentlemen:

     I am the General Counsel for Cooper Cameron Corporation, a Delaware corporation (the "Company"), and have acted in such capacity in connection with the approval by the Board of Directors of the Company of the Cooper Cameron Corporation Compensation Deferral Plan, as amended, the Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan, as amended, and the 2003 Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan (the "Plans"), and the registration by the Company under the Securities Act of 1933, as amended, (the "Securities Act") of the Deferred Compensation Obligations and the Supplemental Excess Defined Contribution Obligations of the Company under the Plan (the "Obligations").

     In connection therewith, I have examined originals or copies certified or otherwise identified to my satisfaction of the (i) Amended and Restated Certificate of Incorporation of the Company, (ii) the Second Amended and Restated By-laws of the Company, (iii) the Registration Statement on Form S-8 to be filed herewith with the Securities and Exchange Commission (the "SEC") under the Securities Act (together with all exhibits thereto), (iv) the Plans; (v) the Trust Agreement with Wachovia Bank and (vi) certain resolutions of the Board of Directors of the Company relating to the Plans, the Trust Agreement and the Obligations. I have also examined certificates of public officials, statutes and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein.

     I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

     Based upon the foregoing, and having a regard for such legal considerations as I have deemed relevant, I am of the opinion that (i) the Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware, (ii) the Plans and the Trust Agreement have been duly and validly approved by the Company, and (iii) the Deferred Compensation Obligations and the Supplemental Excess Defined Contribution Obligations have been duly and validly authorized by the Company.

Cooper Cameron Corporation
June 12, 2003
Page 2

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                 Very truly yours,


                                                 /s/ William C. Lemmer
                                                 -------------------------------
                                                 William C. Lemmer
                                                 Vice President, General Counsel
                                                    and Secretary